Exhibit 24

POWER OF ATTORNEY

I, the undersigned Director/Officer of TCF Financial Corporation, a Delaware corporation, do hereby name, constitute and appoint Neil W. Brown and Joseph T. Green, and each of them, my agent and attorney-in-fact, for me and in my behalf as a Director/Officer of TCF Financial Corporation to sign and execute a Registration Statement on Form S-8, any pre-effective amendments thereto and any post-effective amendments thereto, relating to the registration with the Securities and Exchange Commission of 3,000,000 shares of Common Stock, par value $.01 per share, of TCF Financial Corporation (and related plan interests) in connection with the TCF Employees Stock Purchase Plan and TCF Employees Stock Purchase Plan - Supplemental Plan.

Executed this 19th day of July, 2010

/s/ William A. Cooper
William A. Cooper, Chief Executive Officer and Chairman of the Board

/s/ Gregory J. Pulles
Gregory J. Pulles, Vice Chairman, Secretary and Director

/s/ Barry N. Winslow
Barry N. Winslow, Vice Chairman and Director

/s/ Peter Bell	/s/ George G. Johnson
Peter Bell, Director	George G. Johnson, Director

/s/ William F. Bieber	/s/ Vance K. Opperman
William F. Bieber, Director	Vance K. Opperman, Director

/s/ Theodore J. Bigos	/s/ Gerald A. Schwalbach
Theodore J. Bigos, Director	Gerald A. Schwalbach, Director

/s/ Thomas A. Cusick	/s/ Douglas A. Scovanner
Thomas A. Cusick, Director	Douglas A. Scovanner, Director

/s/ Luella G. Goldberg	/s/ Ralph Strangis
Luella G. Goldberg, Director	Ralph Strangis, Director